First Tower Finance Company LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2017 and 2016

Table of Contents
December 31, 2017 and 2016

Independent Auditor's Report

Board of Members
First Tower Finance Company LLC and Subsidiaries
Flowood, Mississippi

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of First Tower Finance Company LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income loss, changes in members' equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Tower Finance Company LLC and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

RSM US LLP

Raleigh, North Carolina
April 4, 2018

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets
December 31, 2017 and 2016

	2017	2016
Assets		
Cash and cash equivalents	$12,427,931	$ 8,145,628
Investment in trading securities	1,930,958	1,659,620
Investment securities available for sale	59,466,772	64,230,155
Finance receivables, net	487,237,396	472,839,288
Reinsurance receivable and recoverable	-	971,949
Other receivables	698,033	711,909
Real estate acquired by foreclosure	547,167	619,018
Property and equipment, net	27,129,044	19,726,098
Deferred policy acquisition costs	1,061,898	1,027,044
Intangible assets, net	15,196,379	16,830,548
Goodwill	68,088,216	81,705,864
Debt issue costs, net	186,015	260,822
Other assets	348,474	581,969
Total assets	$ 674,318,283	$ 669,309,912
Liabilities and Members' Equity (Deficit)		
Liabilities:		
Notes payable	$342,654,765	$ 323,584,995
Subordinated notes payable to members	323,245,579	322,542,697
Unearned premiums	42,561,645	41,635,113
Policy claim reserves	2,783,931	2,665,938
Accounts payable and accrued expenses	12,481,160	14,184,878
Other liabilities	2,024,100	2,877,867
Income taxes payable	88,957	-
Deferred tax liabilities, net	1,674,725	3,706,551
Total liabilities	727,514,862	711,198,039
Commitments and contingencies (Notes 18 and 19)		
Members' Equity (Deficit):		
Class A members	(53,661,217)	(41,986,650)
Class B members	(68,910)	(63,933)
Class D members	386,582	316,810
Accumulated other comprehensive income (loss), net of income tax effect of $49,000 and $91,000 as of December 31, 2017 and 2016, respectively	146,966	(154,354)
Total members' equity (deficit)	(53,196,579)	(41,888,127)
Total liabilities and members' equity (deficit)	$ 674,318,283	$ 669,309,912

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2017 and 2016

	2017	2016
Revenues:		
Interest and fee income from finance receivables	$177,571,040	$ 174,007,911
Insurance premiums	33,450,540	32,915,799
Net investment income	1,324,690	1,109,230
Net realized investment gains	128,388	176,744
Other income	12,695,343	11,689,661
Total revenues	225,170,001	219,899,345
Expenses:		
Interest expense	69,096,345	83,237,880
Policyholders' benefits	6,930,652	5,957,517
Salaries and fringe benefits	45,361,234	42,749,012
Provision for credit losses	60,161,397	55,091,488
Other operating expenses	39,656,685	39,914,157
Amortization of goodwill	13,617,648	13,617,648
Management fees	2,997,961	2,997,961
Total expenses	237,821,922	243,565,663
Loss before income taxes	(12,651,921)	(23,666,318)
Provision (benefit) for income taxes	(942,767)	323,019
Net loss	(11,709,154)	(23,989,337)
Other comprehensive income (loss), net of income tax effects of approximately ($140,000) as of December 31, 2017 and $281,000 as of December 31, 2016		
Unrealized holding gains (losses) on securities	379,791	(567,208)
Reclassification adjustments for amounts included in net income	(48,861)	93,075
Other comprehensive income (loss)	330,930	(474,133)
Comprehensive loss	$ (11,378,224)	$ (24,463,470)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Changes in Members' Equity (Deficit)
Years Ended December 31, 2017 and 2016

	Class A Members Equity (Deficit)	Class B Members Equity (Deficit)	Class D Members Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2016	$ (28,005,274)	$ (55,972)	$ 247,054	$ 319,779	$ (27,494,413)
Member compensation vested	-	-	69,756	-	69,756
Net loss	(23,975,686)	(13,651)	-	-	(23,989,337)
Equity contribution	9,994,310	5,690	-	-	10,000,000
Change in net unrealized loss on investment securities available for sale	-	-	-	(474,133)	(474,133)
Balance, December 31, 2016	(41,986,650)	(63,933)	316,810	(154,354)	(41,888,127)
Member compensation vested	-	-	69,772	-	69,772
Net loss	(11,702,492)	(6,662)	-	-	(11,709,154)
Equity contribution	-	-	-	-	-
Change in net unrealized gain on investment securities available for sale	-	-	-	330,930	330,930
Reclassification of deferred income taxes	27,925	1,685	-	(29,610)	-
Balance, December 31, 2017	$ (53,661,217)	$ (68,910)	$ 386,582	$ 146,966	$ (53,196,579)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities		
Net loss	$ (11,709,154)	$ (23,989,337)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation and amortization	18,288,898	18,443,352
Amortization of discount on securities, net	1,142,444	922,131
Loss (gain) on sales of investments, net	39,446	(97,180)
Gain on trading securities held	(167,834)	(79,564)
Loss on sales of assets	62,090	22,521
Loss from sales and impairments of real estate	39,046	115,032
Deferred income tax provision (benefit)	(2,031,826)	255,758
Provision for credit losses	60,161,397	55,091,488
Compensation expense	69,772	69,756
Net loan costs deferred	(83,473)	311,681
Paid-in-kind rate interest added to principal	702,882	3,698,697
Purchase of trading securities	(103,505)	(68,445)
Changes in operating assets and liabilities:		
Reinsurance recoverables	971,949	11,858
Receivables	13,876	(20,152)
Other assets	233,495	(80,313)
Deferred policy acquisition cost	(34,854)	(14,974)
Policy claim reserves	117,993	(182,916)
Accounts payable and accrued expenses	(1,703,718)	3,811,985
Unearned premiums	926,532	346,836
Other liabilities	(764,810)	1,303,626
Net cash provided by operating activities	$ 66,170,646	$ 59,871,840

(Continued)

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Investing Activities		
Loans originated	$ (634,135,341)	$ (631,178,338)
Loans repaid or sold	559,403,336	562,541,273
Proceeds from sales of investment in real estate	288,781	380,557
Proceeds from calls or maturities of investment securities	6,093,000	5,417,231
Proceeds from sales of investment securities	19,741,494	10,626,635
Purchases of investment securities	(21,922,073)	(21,271,385)
Proceeds from sales of property and equipment	31,332	5,769
Purchase of property and equipment	(10,458,642)	(6,328,560)
Net cash used in investing activities	(80,958,113)	(79,806,818)
Cash Flows From Financing Activities		
Net changes in short-term borrowings	19,069,770	5,960,428
Proceeds from equity contribution	-	10,000,000
Net cash provided by financing activities	19,069,770	15,960,428
Increase (decrease) in cash and cash equivalents	4,282,303	(3,974,550)
Cash and cash equivalents		
Beginning of period	8,145,628	12,120,178
End of period	$ 12,427,931	$ 8,145,628
Supplemental Disclosures of Cash Flow Information		
Non-cash activity - real estate acquired in satisfaction of finance receivables	$ 256,000	$ 292,000
Cash payments for interest on notes payable	$ 12,775,000	$ 11,521,000
Cash payments for interest, including paid-in-kind interest, on subordinated notes payable to members	$ 56,030,000	$ 61,756,000
Income taxes paid	$ 1,075,000	$ -

See notes to consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business: First Tower Finance Company LLC is a Mississippi limited liability company which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as "the Company". The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois and Missouri. In addition, the Company writes credit insurance when requested by its loan customers.

Government Regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company's products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state's specific laws and regulations.

Each of the Company's branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

A summary of the Company's significant accounting policies follows:

Principles of Consolidation: The Company's consolidated financial statements include subsidiaries in which the Company has a controlling financial interest. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2017 and 2016. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, impairment of goodwill, deferred tax assets and liabilities and the valuation of investments.

Investment in Trading Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as a trading security. Changes in the unrealized gains and losses of this investment are recognized through earnings. Dividends on trading securities are recognized in net investment income.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Investment Securities Available for Sale: Investments in debt securities are classified as available for sale. Available for sale securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other than temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security's amortized cost basis. In estimating other than temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.

Premiums and discounts on debt securities are recognized as adjustments to net investment income by the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of investment securities are determined using the specific identification method.

Fair Value Measurements: The Company carries its trading securities, and its investment securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

Level 1 Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Level 2 Valuations derived for similar assets in active markets, or other inputs that are observable or can be corroborated by market data.

Level 3 Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity's best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value.

To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Finance Receivables: Finance receivables are stated at the amount of unpaid principal and finance charges, including deferred loan costs, and reduced by unearned finance charges, unearned discounts and an allowance for credit losses. Non-refundable loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the finance receivable yield over the contractual life of the related loan using the interest method. Unamortized amounts are recognized in income when finance receivables are renewed or paid in full.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at the lesser of the outstanding finance receivable amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the identifiable net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangibles with finite lives are amortized over their estimated useful lives. The Company uses the alternative permitted for private companies and amortizes goodwill over ten years by the straight-line method. Goodwill and other intangible assets are subject to impairment testing annually or more frequently if events or circumstances indicate possible impairment. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company's goodwill or its other intangible assets during 2017 and 2016.

Debt Issue Costs: Debt issue costs represent costs associated with obtaining the Company's credit facility, and is amortized on a straight line basis over the life of the related financing agreement which approximates the interest method. Amortization expense for the years ended December 31, 2017 and 2016 approximated $292,000 and $134,000, respectively, and is included in interest expense.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized over the life of the underlying insurance contracts.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company's finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals. Since a significant percentage of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed

Note 1. Nature of Business and Significant Accounting Policies (Continued)

accounts effectively yield on a Rule of 78's basis. The difference between income previously recognized under the interest yield method and the Rule of 78's method is recognized as an adjustment to interest income at the time of the renewal or payoff.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Commissions earned from the sale of accidental death and dismemberment insurance coverage and motor club memberships to finance customers are recognized at the time of origination. The Company has no future obligations related to the sale of these products. Other income includes commissions earned of approximately $10,933,000 and $10,302,000 for the year ended December 31, 2017 and 2016, respectively.

Allowance for Credit Losses*:* For periods subsequent to the acquisition date of the acquired finance receivables portfolio and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company's loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company's finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

Policy Claim Reserves: Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

Reinsurance Receivable and Recoverable: The Company has reduced its exposure relating to credit accident and health insurance through a quota share reinsurance agreement. Amounts recoverable from the reinsurer are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Income Taxes: First Tower Holdings LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company's members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. With minimum exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2014.

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

Fair Value Disclosures of Financial Instruments: The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated balance sheets for these financial instruments approximate their fair values.

Investment Securities: The fair value of investments in trading securities and securities available for sale are generally obtained from independent pricing services based upon valuations for similar assets in active markets or other inputs derived from objectively verifiable information.

Finance Receivables: The fair value of finance receivables is estimated using discounted cash flow analysis and an estimated market discount rate required to attract funds for similar investments.

Other Receivables and Payables: The carrying amounts reported in the consolidated balance sheets approximate their fair values.

Notes Payable: The carrying amounts of borrowings under the line-of-credit agreements reported in the consolidated balance sheets approximate their fair values as the interest charged for these borrowings fluctuate with market changes.

Subordinated Notes Payable to Members: The estimated fair value of subordinated notes payable to members was estimated using discounted cash flow analysis.

Comprehensive Income: Comprehensive income for the Company consists of net income (loss) and changes in unrealized gains (losses) on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of income and comprehensive income.

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $5,530,000 and $5,465,000 for the years ended December 31, 2017 and 2016, respectively.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award's vesting period.

Accumulated Other Comprehensive Income (Loss): The Company has recorded certain amounts directly to a component of total members' equity (deficit) reflected on the consolidated balance sheet as accumulated other comprehensive income (loss). Such amounts include unrealized gains and losses on available for sale securities. Realized losses attributable to the credit component of an other-than-temporary security impairment are reclassified to earnings.

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-02, "*Income Statement – Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income*" which allows a reclassification from accumulated other comprehensive income or loss to members' equity (deficit) for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The Company elected to early adopt this accounting standards update, and as a result, reclassified $29,610 to accumulated other comprehensive income (loss) from members' equity for the impact of the deferred tax effects.

Reclassifications: Certain reclassifications have been made in the 2016 financial statements in order to conform to the method of presentation used in 2017.

Subsequent events: The Company has evaluated its subsequent events (events occurring after December 31, 2017) through April 4, 2018, which represents the date the financial statements were available to be issued.

Effects of Recent Accounting Guidance: In May 2014, FASB issued ASU 2014-09, "*Revenue from Contracts with Customers (Topic 606)*". ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers: Deferral of the Effective Date", as a revision to ASU 2014-09, which revised the effective date to fiscal years, and interim periods within those years, beginning after December 15, 2017. In March 2016, the FASB issued ASU 2016-08, "Revenue from Contracts with Customers: Principal versus Agent Considerations", which clarifies certain aspects of the principal-versus-agent guidance, including how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions. The amendments also reframe the indicators to focus on evidence that an entity is acting as a principal rather than as an agent that are immaterial in the context of a contract. ASU 2014-09, ASU 2015-14, and ASU 2016-08 are effective for the Company on January 1, 2019. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, "*Recognition and Measurement of Financial Assets and Financial Liabilities*", which is intended to improve the recognition and measurement of financial instruments. ASU 2016-01 significantly revises an entity's accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for annual periods, and interim periods

Note 1. Nature of Business and Significant Accounting Policies (Continued)

within those annual periods, beginning after December 15, 2017. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "*Leases*", which establishes a comprehensive lease standard under GAAP for virtually all industries. The new standard requires lessees to recognize a right of use asset and a lease liability for virtually all of their leases, other than leases that meet the definition of short term leases and will apply for annual periods beginning after December 15, 2018, including interim periods therein. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, "*Financial Instruments – Credit Losses (Topic 326)*". ASU 2016-13 issued amended guidance on reporting credit loses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, the amended guidance eliminates the probable recognition threshold, and, instead requires an entity to reflect the current estimate of all expected credit losses. For available for sale debt securities, credit losses are measured in a manner similar to current GAAP, however the amended guidance required that credit losses be presented as an allowance rather than as a permanent impairment. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amended guidance is effective for the Company in 2021. Early adoption is permitted as of the fiscal years beginning after December 15, 2018. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, "*Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments*", addressing eight specific cash flow issues in an effort to reduce diversity in practice. The amended guidance is effective for the Company in 2019 and early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, "*Intangibles - Goodwill and Others (Topic 350): Simplifying the Test for Goodwill Impairment*". ASU 2017-04 simplifies the measurement of goodwill impairment by eliminating the requirement of performing a hypothetical purchase price allocation to measure goodwill impairment. ASU 2017-04 is effective for annual and any interim impairment tests for periods beginning after December 15, 2021. Early adoption is allowed as of January 1, 2017, for annual and any interim impairment tests occurring after January 1, 2017. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, "*Receivables—Nonrefundable Fees and Other Costs (Topic 310-20): Premium Amortization on Purchased Callable Debt Securities*". This guidance was issued to shorten the amortization period for certain callable debt securities held at a premium. The guidance requires the premium to be amortized to the earliest call date. It will become effective on January 1, 2019, with early adoption permitted, including during interim periods. The adoption is to be applied on a modified retrospective basis through an adjustment to retained earnings. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, "*Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting*". ASU 2017-09 seeks to provide clarity, reduce diversity in practice, and to reduce cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, regarding a change to the terms or conditions of a share-based payment award and provides guidance concerning which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments of ASU 2017-09 are effective for the Company on January 1, 2018. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

Note 2. Investment Securities

The cost or amortized cost of securities available for sale and their fair values at December 31, 2017 and 2016 were as follows:

December 31, 2017	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 9,686,420	$ 9,617,272	$ -	$ 69,148
Obligations of states and political subdivisions	29,912,506	30,145,954	354,295	120,847
Corporate securities	18,949,866	18,978,637	99,544	70,773
Residential mortgage-backed securities	2,785	2,795	10	-
Commercial mortgage-backed securities	719,361	722,114	3,965	1,212
Total investment securities	$59,270,938	$59,466,772	$ 457,814	$ 261,980

December 31, 2016	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 8,884,899	$ 8,725,841	$ 3,902	$ 162,960
Obligations of states and political subdivisions	34,393,952	34,270,305	218,534	342,181
Corporate securities	20,451,115	20,487,544	126,048	89,619
Residential mortgage-backed securities	7,966	8,075	109	-
Commercial mortgage-backed securities	729,067	738,390	9,323	-
Total investment securities	$64,466,999	$64,230,155	$ 357,916	$ 594,760

As of December 31, 2017 and 2016, accumulated other comprehensive income (loss) includes unrealized gains (losses) on available for sale securities, net of income tax effects, of approximately $147,000 and ($154,000), respectively.

Note 2. Investment Securities (Continued)

The length of time impaired available-for-sale securities have been held in a loss position are as follows.

	Less than 12 months		12 months or more		Total	
December 31, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$ 4,656,454	$ 24,654	$ 4,960,817	$ 44,494	$ 9,617,271	$ 69,148
Obligations of states and political subdivisions	4,048,012	39,700	5,423,459	81,147	9,471,471	120,847
Corporate securities	4,094,555	19,770	5,527,669	51,003	9,622,224	70,773
Commercial mortgage-backed securities	593,345	1,212	-	-	593,345	1,212
Total	$13,392,366	$ 85,336	$15,911,945	$ 176,644	$29,304,311	$ 261,980
December 31, 2016						
U.S. Government agencies and corporations	$ 6,060,807	$ 161,820	$ 667,244	$ 1,140	$ 6,728,051	$ 162,960
Obligations of states and political subdivisions	15,345,769	279,925	1,996,514	62,256	17,342,283	342,181
Corporate securities	4,850,477	64,394	3,934,756	25,225	8,785,233	89,619
Total	$26,257,053	$ 506,139	$ 6,598,514	$ 88,621	$32,855,567	$ 594,760

Substantially all gross unrealized losses at December 31, 2017 and 2016 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers' continued satisfaction of the securities' obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company's intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2017 the Company had 105 debt securities with temporary impairments, including 21 U.S. government securities, 36 securities classified as obligations of state and political subdivisions, 46 securities classified as corporate securities, and 2 securities classified as commercial mortgage-backed securities. As of December 31, 2016 the Company had 109 debt securities with temporary impairments, including 14 U.S. government securities, 57 securities classified as obligations of state and political subdivisions, and 38 investments classified as corporate securities.

Management of the Company evaluates securities for other-than-temporary impairment ("OTTI") no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

The Company segregates the OTTI impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.

Note 2. Investment Securities (Continued)

The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security's remaining amortized cost is recognized in other comprehensive income or loss.

The amortized cost and fair value of debt securities at December 31, 2017, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

December 31, 2017	Cost or Amortized Cost	Fair Value
Due in one year or less	$ 3,989,631	$ 3,988,540
Due after one year but less than five years	29,733,383	29,820,021
Due after five years but less than ten years	23,212,659	23,318,048
Due after ten years	1,613,119	1,615,254
Residential mortgage-backed securities	2,785	2,795
Commercial mortgage-backed securities	719,361	722,114
Total debt securities	$ 59,270,938	$ 59,466,772

Investment securities with amortized cost of approximately $3,119,000 and with estimated fair values of $3,088,000 at December 31, 2017, were pledged by the Company with various states as required by state law. Investment securities with amortized cost of approximately $3,075,000 and with estimated fair values of $3,062,000 at December 31, 2016, were pledged by the Company with various states as required by state law.

Major categories of net investment income are summarized as follows for the year ended December 31, 2017 and 2016:

December 31,	2017	2016
Debt securities	$ 1,397,366	$ 1,212,135
Common stocks	103,504	68,443
Mortgage and collateral loans	7,800	7,800
Cash and short-term investments	40,889	38,977
	1,549,559	1,327,355
Investment expenses	(224,869)	(218,125)
Net investment income	$ 1,324,690	$ 1,109,230

Note 2. Investment Securities (Continued)

Net realized investment gains are summarized as follows for the year ended December 31, 2017 and 2016:

December 31,	**2017**	**2016**
Gross realized gains on sale of securities available for sale	$ 22,480	$ 99,850
Gross realized losses on sale of securities available for sale	(61,926)	(2,670)
Gain (loss) from investments in trading securities	167,834	79,564
Net realized investment gains (losses)	$ 128,388	$ 176,744

Proceeds from sales of investment securities available for sale aggregated approximately $19,741,000 and $10,627,000 for the years ended December 31, 2017 and 2016, respectively.

Note 3. Finance Receivables

Finance receivables were as follows:

December 31,	**2017**	**2016**
Consumer finance receivables:		
Personal property	$ 576,710,971	$ 555,699,471
Real estate	22,007,481	23,043,808
Sales finance	140,036,489	130,974,487
	738,754,941	709,717,766
Add (deduct):		
Net deferred origination costs	6,136,564	6,053,089
Unearned income	(202,182,397)	(192,278,300)
Allowance for credit losses	(55,471,712)	(50,653,267)
Finance receivables, net	$ 487,237,396	$ 472,839,288

Changes in the allowance for credit losses were as follows during the year ended December 31, 2017 and 2016:

December 31,	**2017**	**2016**
Balance at beginning of year	$ 50,653,267	$ 46,755,242
Provision for credit losses	60,161,397	55,091,488
Receivables charged-off	(71,450,453)	(66,033,079)
Charge-offs recovered	16,107,501	14,839,616
Balance at end of year	$ 55,471,712	$ 50,653,267

Note 3. Finance Receivables (Continued)

The balance in the allowance for credit losses by portfolio segment at December 31, 2017 and 2016 was as follows:

December 31, 2017	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal Property	$ 48,144,397	$ (66,375,538)	$ 14,956,798	$ 55,471,765	$ 52,197,422	$ 430,356,276	12.1%
Real Estate	69,696	(98,453)	45,778	48,105	65,126	14,652,493	0.4%
Sales Finance	2,439,174	(4,976,462)	1,104,925	4,641,527	3,209,164	91,563,775	3.5%
Total loans	$ 50,653,267	$ (71,450,453)	$ 16,107,501	$ 60,161,397	$ 55,471,712	$ 536,572,544	10.3%

December 31, 2016	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal Property	$ 44,390,992	$ (62,262,995)	$ 13,847,668	$ 52,168,732	$ 48,144,397	$ 415,741,620	11.6%
Real Estate	160,323	(182,103)	52,490	38,986	69,696	15,923,210	0.4%
Sales Finance	2,203,927	(3,587,981)	939,458	2,883,770	2,439,174	85,774,636	2.8%
Total loans	$ 46,755,242	$ (66,033,079)	$ 14,839,616	$ 55,091,488	$ 50,653,267	$ 517,439,466	9.8%

The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2017 and 2016 is as follows:

December 31, 2017	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$ 508,478,880	$ 52,307,346	$ 15,913,400	$ 11,345	$ 576,710,971
Real Estate	19,305,897	2,306,110	52,996	342,478	22,007,481
Sales Finance	135,006,652	3,950,139	1,079,439	259	140,036,489
Gross Finance Receivables	$ 662,791,429	$ 58,563,595	$ 17,045,835	$ 354,082	$ 738,754,941

Note 3. Finance Receivables (Continued)

December 31, 2016	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$ 489,832,703	$50,046,034	$15,815,575	$ 5,159	$555,699,471
Real Estate	20,056,558	2,304,396	336,373	346,481	23,043,808
Sales Finance	125,766,142	4,038,001	1,170,110	234	130,974,487
Gross Finance Receivables	$ 635,655,403	$56,388,431	$17,322,058	$ 351,874	$709,717,766

Nonperforming loans consisted of loans past due greater than 150 days and approximated $354,000 and $352,000 at December 31, 2017 and 2016, respectively. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $3,023,000 and $3,056,000 at December 31, 2017 and 2016, respectively.

Note 4. Reinsurance

The Company is party to a quota share reinsurance agreement that ceded 40% of its credit accident and health business written prior to January 1, 2013 in order to limit its exposure on credit disability coverages. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders. Failure of any reinsurer to honor its obligations could result in losses to the Company. On February 13, 2017, the reinsurance agreement was commuted resulting in the release of the reinsurer's liability and the payment to the Company of the reinsurance receivable and recoverable.

The ceded reinsurance agreement contained a retrospective rating provision that results in a favorable adjustment to the reinsurance premiums if certain underwriting results were achieved on the reinsured business during the experience period. The Company estimated the amount of ultimate premium adjustment that the Company may earn upon completion of the experience period and recognized an asset for the difference between the initial reinsurance premiums paid and the estimated ultimate premium. The Company adjusted such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment was recorded as either a reduction of or an increase to the ceded premiums for the year. Included in reinsurance recoverable at December 31, 2016 were estimated receivables relating to retrospective ratings provisions of approximately $969,000. During the year ended December 31, 2016 ceded premiums were reduced by retrospective premium adjustments of approximately $3,000.

Note 4. Reinsurance (Continued)

The effect of reinsurance on premiums written and earned is as follows for the year-end December 31, 2017 and 2016:

December 31, 2017	Written	Earned
Direct	$ 34,377,704	$ 33,450,540
Ceded	-	-
Net premiums	$ 34,377,704	$ 33,450,540
December 31, 2016		
Direct	$ 33,264,929	$ 32,919,353
Ceded	(3,554)	(3,554)
Net premiums	$ 33,261,375	$ 32,915,799

Note 5. Property and Equipment

Property and equipment at December 31, 2017 and 2016 is as follows:

	Estimated Useful Lives	December 31, 2017	December 31, 2016
Land		$ 441,890	$ 408,188
Building and improvements	15 to 40 years	3,739,546	3,539,514
Office furniture and fixtures	5 to 10 years	2,700,915	2,554,800
Data processing equipment	3 years	10,676,558	7,697,897
Automotive equipment	3 years	1,408,493	1,425,000
Leasehold improvements	5 years	2,442,125	2,370,531
Information systems in development	-	17,591,799	11,135,600
		39,001,326	29,131,530
Less accumulated depreciation		11,872,282	9,405,432
Property and equipment, net		$ 27,129,044	$ 19,726,098

Depreciation expense for the years ended December 31, 2017 and 2016 approximated $2,962,000 and $2,853,000, respectively.

Note 6. Goodwill and Intangible Assets

A summary of goodwill and its estimated finite life is as follows:

	Estimated Useful Lives	December 31, 2017	December 31, 2016
Goodwill	10 years	$ 136,176,452	$ 136,176,452
Less accumulated amortization		68,088,236	54,470,588
Goodwill, net		$ 68,088,216	$ 81,705,864

A summary of the other intangible assets and their estimated finite lives were as follows:

	Estimated Useful Lives	December 31, 2017	December 31, 2016
Trade names	5 to 15 years	$ 24,400,000	$ 24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700
		28,212,500	28,212,500
Less accumulated amortization		13,016,121	11,381,952
Intangible assets, net		$ 15,196,379	$ 16,830,548

Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2017 approximated $13,618,000 and $1,634,000, respectively. Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2016 approximated $13,618,000 and $1,838,000, respectively. The estimated amortization expense of goodwill and the finite-lived intangible assets for future years is summarized as follows:

Fiscal Year 2018	$ 15,224,312
Fiscal Year 2019	15,224,312
Fiscal Year 2020	15,224,312
Fiscal Year 2021	15,224,312
Fiscal Year 2022	15,224,312
Thereafter	7,163,035
Total	$ 83,284,595

Note 7. Notes Payable and Credit Arrangements for Business Operations

In July 2017, the Company extended its agreement of June 15, 2012, a revolving loan agreement, which provides for a total credit facility of up to $400,000,000 which terminates on July 19, 2020. The agreement provides for an increase in the credit facility of an additional $50,000,000, if needed. Borrowings are limited to a borrowing base as defined in the related agreement.

Note 7. Notes Payable and Credit Arrangements for Business Operations (Continued)

Borrowings under the revolving loan agreement bear interest at an annualized referenced rate equal to the higher of (i) the federal funds rate plus 0.50%, (ii) the lenders prime rate, or (iii) LIBOR plus 1%, and adjusted for an applicable margin based upon the current borrowing availability. The applicable margin ranges from 1.50% to 3.00% depending on the reference rate and borrowing availability percentage as defined in the agreement. Borrowings are collateralized by substantially all of the Company's consumer finance assets, including finance receivables and intangibles.

The revolving loan agreement contains covenants which place restrictions on the Company, including limitations on distributions, additional indebtedness, transactions with affiliates, and require that certain minimum interest coverage and senior debt leverage ratios be maintained. At December 31, 2017 and 2016, the Company was in compliance with the covenants.

The Company has another line of credit that was extended in June 2017 which terminates June 30, 2019. The line of credit was increased from $10,000,000 to $11,000,000 upon extension. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate of 3.75%, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and a first deed of trust on the Company's corporate office, located in Flowood, MS. The increase in this line of credit was used to issue a letter of credit in the amount of $650,000 expiring on June 30, 2018.

At December 31, 2017 and 2016, the amount outstanding under the revolving loan agreement was approximately $333,128,000 and $316,707,000, respectively, with an average effective interest rate of 4.02% and 3.57%, respectively. The amount outstanding under the revolving line of credit with the bank was approximately $9,526,000 with an interest rate of 4.32% and $6,878,000 with an interest rate of 3.75% at December 31, 2017 and 2016, respectively. Interest is payable monthly.

Note 8. Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC ("FT LLC") issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the "Subordinated Loan Agreement"). The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital.

Under the terms of the Subordinated Loan Agreement, these subordinated term loans initially bore interest at a rate per annum equal to 10% plus a paid-in-kind rate (the "PIK Rate") of 7%. Effective October 1, 2014, the PIK Rate was increased to 12%. On January 4, 2017, the PIK Rate was decreased to 7%. Interest accruing at the 10% rate is payable monthly in cash and the PIK Rate interest is payable monthly in cash, at FT LLC's option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company's credit facility and revolving line of credit (See Note 7). Accruing PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes.

The subordinated term loan notes mature on the earlier of June 24, 2019 or six months after the termination of the Company's credit facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding. However, any amounts prepaid prior to the third anniversary of the issuance would be subject to a prepayment premium ranging from 1% – 3% depending on the timing of the prepayment. FT LLC's obligations under the subordinated term loan notes are secured by a lien granted to Prospect Capital Corporation as collateral agent for the benefit of the holders of the subordinated term loan notes against all of the LLC interests of its wholly-owned finance company subsidiaries and all other First Tower, LLC assets.

Note 8. Subordinated Notes Payable to Members (Continued)

The Subordinated Loan Agreement contains various provisions which require FT LLC to make mandatory prepayments, subject to specified exceptions, with the proceeds of asset dispositions, debt and specified equity issuances, changes of control, and certain other events. In addition to other covenants, the Subordinated Loan Agreement places limits on FT LLC and its subsidiaries' ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

In December 2015, the Company issued an additional $5,000,000 in subordinated term loan notes under the same terms. At December 31, 2017 and 2016, the principal amount outstanding of the subordinated term loan notes payable was approximately $323,246,000 and $322,543,000, respectively. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $56,030,000 during 2017 and $71,565,000 during 2016.

Note 9. Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses, by significant lines of business for the years ended December 31, 2017 and 2016, is summarized as follows:

For the year ending December 31, 2017	Property & Casualty Business	Life & Accident/ Health Business	Total
Balance at January 1,	$ 444,362	$ 2,221,576	$ 2,665,938
Less reinsurance recoverables	-	1,228	1,228
Net balance, beginning of year	444,362	2,220,348	2,664,710
Incurred related to current year	1,087,685	6,222,197	7,309,882
Incurred related to prior years	(128,314)	(250,916)	(379,230)
Total incurred	959,371	5,971,281	6,930,652
Paid related to current year	815,772	4,196,224	5,011,996
Paid related to prior years	169,868	1,629,567	1,799,435
Total paid	985,640	5,825,791	6,811,431
Net balance, end of year	418,093	2,365,838	2,783,931
Plus reinsurance recoverables	-	-	-
Balance at December 31, 2017	$ 418,093	$ 2,365,838	$ 2,783,931

Note 9. Policy Claim Liabilities (Continued)

For the year ending December 31, 2016	Property & Casualty Business	Life & Accident/ Health Business	Total
Balance at January 1,	$ 539,425	$ 2,309,429	$ 2,848,854
Less reinsurance recoverables	-	12,734	12,734
Net balance, beginning of year	539,425	2,296,695	2,836,120
Incurred related to current year	1,016,680	5,585,881	6,602,561
Incurred related to prior years	(131,564)	(513,480)	(645,044)
Total incurred	885,116	5,072,401	5,957,517
Paid related to current year	770,472	3,718,818	4,489,290
Paid related to prior years	209,707	1,429,930	1,639,637
Total paid	980,179	5,148,748	6,128,927
Net balance, end of year	444,362	2,220,348	2,664,710
Plus reinsurance recoverables	-	1,228	1,228
Balance at December 31, 2016	$ 444,362	$ 2,221,576	$ 2,665,938

Note 9. Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the property and casualty lines of business, for the year ended December 31, 2017, is summarized as follows:

AFIC Property & Casualty Accounts	Net Incurred Claims for the Year Ended December 31, 2015	2016	2017	As of December 31, 2017: Total of Incurred-but-Not-Reported Liabilities Plus Expected Development	Cumulative Number of Reported Claims
Accident year					
2015	$ 938,767	$ 1,265,380	$ 1,189,164	$ 40,076	875
2016	-	1,016,680	1,027,155	106,142	810
2017	-	-	1,087,685	271,875	792
Net incurred claims	$ 938,767	$ 2,282,060	$ 3,304,004		

AFIC Property & Casualty Accounts	Net Cumulative Claim Payments for the Year Ended December 31, 2015	2016	2017
Accident year			
2015	$ 938,767	$ 1,133,792	$ 1,149,126
2016	-	770,472	921,013
2017	-	-	815,772
Net cumulative claim payments	$ 938,767	$ 1,904,264	$ 2,885,911
Liabilities for claims and claim adjustment expenses, net of reinsurance			$ 418,093

The incurred but not reported liability for the property and casualty lines of business approximated $418,000 and $444,000 as of December 31, 2017 and 2016, respectively. The average annual percentage payout of incurred claims for the property and casualty lines of business was 82.7% in year 1, 16.3% in year 2 and 1.0% in year 3.

Note 9. Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the life and accident/health lines of business, for the year ended December 31, 2017, is summarized as follows:

	Net Incurred Claims for the Year Ended December 31,			As of December 31, 2017	
AFLIC Life & Accident/Health Accounts	**2015**	**2016**	**2017**	**Total of Incurred-but-Not-Reported Liabilities Plus Expected Development**	**Cumulative Number of Reported Claims**
Accident year					
2015	$ 5,071,789	$ 4,619,942	$ 4,583,696	$ 31,127	9,637
2016	-	5,585,881	5,345,542	61,027	10,733
2017	-	-	6,222,197	860,864	11,003
Net incurred claims	$ 5,071,789	$ 10,205,823	$ 16,151,435		

	Net Cumulative Claim Payments for the Year Ended December 31,		
AFLIC Life & Accident/Health Accounts	**2015**	**2016**	**2017**
Accident year			
2015	$ 3,130,989	$ 4,306,973	$ 4,555,092
2016	-	3,718,818	5,044,017
2017	-	-	4,196,224
Net cumulative claim payments	$ 3,130,989	$ 8,025,791	$ 13,795,333
All outstanding liabilities before 2015, net of reinsurance			9,736
Liabilities for claims and claim adjustment expenses, net of reinsurance			$ 2,365,838

The incurred but not reported liability for the life and accident/health lines of business approximated $953,000 and $771,000 as of December 31, 2017 and 2016, respectively.

Note 10. Income Taxes

The Company's insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The provisions for income taxes of the Company's insurance subsidiaries for the year ended December 31, 2017 and 2016 consisted of the following:

December 31,	2017	2016
Current expense	$ 1,259,270	$ 67,261
Deferred expense (benefit)	(2,202,037)	255,758
Provision for income taxes	$ (942,767)	$ 323,019

The Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The Act contains several key provisions that impact the Company's business, including a reduction in the U.S. federal corporate tax rate from 34% to 21% effective January 1, 2018 as well as a change in how insurance companies discount loss reserves. At December 31, 2017, the Company has not completed its accounting for the tax effects of enactment of the Act; however, it has made a reasonable estimate of the effects on its existing deferred tax balances. The deferred tax assets and deferred tax liabilities as of December 31, 2017 have been re-measured based on the rates at which they are expected to reverse in the future, which is generally 21%. The Company is still analyzing certain aspects of the Act, and any future guidance from the Treasury, Internal Revenue Service, or the Company's regulators could potentially affect the measurement of those balances or give rise to new deferred tax amounts. The Company recognized a provisional benefit of approximately $926,000 in 2017 related to the re-measurement of deferred taxes, which is included as a component of income tax expense from continuing operations.

The Company did not have unrecognized tax benefits as of December 31, 2017 and does not expect this to change significantly over the next 12 months. It is the Company's policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2017, the Company had no accrued interest or penalties related to uncertain tax positions.

Note 10. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company's insurance subsidiaries. The tax effects of significant items comprising the Company's net deferred tax liability and asset were as follows:

December 31,	2017	2016
Deferred tax assets:		
Policy claim reserves and unearned premiums	$ 1,949,951	$ 1,831,607
Goodwill and intangible assets	1,210,372	1,474,587
Net operating and capital losses carryforward	378,744	949,433
Unrealized loss on securities available for sale	-	90,757
	3,539,067	4,346,384
Deferred tax liabilities:		
Reinsurance recoverables	-	349,139
Deferred acquisition costs	5,091,560	7,656,710
Unrealized holding gain on trading securities	73,371	47,086
Unrealized gain on securities available for sale	48,861	-
	5,213,792	8,052,935
Deferred tax liabilities, net	$ (1,674,725)	$ (3,706,551)

The provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income before income taxes as follows:

December 31,	2017	2016
Consolidated loss before taxes	$ (12,651,921)	$ (23,666,318)
Less: non-taxable entities	(12,998,575)	(24,585,204)
Income before taxes from taxable entities	$ 346,654	$ 918,886
Tax based on federal statutory rate	$ 117,862	$ 312,421
Non-taxable interest income	(220,361)	(185,493)
State income taxes and other	(32,185)	(34,582)
Transactional costs	(44,812)	(44,812)
Enacted tax law rate change from revaluation of deferred taxes	(926,123)	-
Goodwill	211,075	211,075
AMT and adjustments to prior year taxes	(48,223)	64,410
Provision for income taxes	$ (942,767)	$ 323,019

The Company's insurance subsidiaries have approximately $2,400,000 in federal net operating loss carryforwards that will expire in 2032, if not used.

Note 11. Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company's employees. A nonstandardized profit sharing plan was established for managers on January 1, 2015. Employer and participants contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to providing selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $501,000 and $338,000 for the years ended December 31, 2017 and 2016, respectively.

Note 12. Members Equity

The Company's capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

- Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 117,350,228 Class A common units issued to members outstanding as of December 31, 2017 and 2016. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

- Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 66,814 Class B common units as of December 31, 2017 and 2016.

- Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. As of December 31, 2017 and 2016, no Class C common units have been issued. These units will be issued upon the conversion of Class D common units.

- Class D common units – These units have no voting rights and are unvested upon issuance. Class D common units vest over a ten year period beginning June 15, 2012 at 10% per year. Unvested Class D common units are forfeited upon the termination of the holder's employment for any reason. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. Compensation expense related to Class D common units approximated $70,000 annually for the years ended December 31, 2017 and 2016.

Note 12. Members Equity (Continued)

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company's Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

Note 13. Statutory Financial Information of Insurance Subsidiaries

Generally accepted accounting principles (GAAP) differ in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income and stockholder's equity of the Company's insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2017 and 2016:

December 31, 2017	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	$ 1,289,419	$ 64,687,583
Adjustments to:		
Non-admitted assets	1,600	(69,025)
Accumulated depreciation	-	(20,743)
Investment securities and related unrealized gains	94,441	(463,583)
Deferred acquisition costs	(605,349)	(23,347,454)
Goodwill and intangible assets	4,225,052	(20,987,717)
Policy claim reserves and unearned premiums	2,813,978	1,212,017
Deferred income taxes and income taxes payable	(2,228,356)	4,047,994
Asset valuation and interest maintenance reserves	41,073	(141,963)
Statutory Basis	$ 5,631,858	$ 24,917,109

December 31, 2016	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	$ 595,867	$ 75,947,881
Adjustments to:		
Non-admitted assets	1,600	(69,506)
Accumulated depreciation	-	(22,343)
Investment securities and related unrealized gains	161,424	(566,184)
Deferred acquisition costs	(270,989)	(22,742,105)
Goodwill and intangible assets	4,298,802	(25,212,767)
Policy claim reserves and unearned premiums	1,307,517	(1,601,964)
Deferred income taxes and income taxes payable	209,490	7,174,429
Asset valuation and interest maintenance reserves	47,930	(233,481)
Statutory Basis	$ 6,351,641	$ 32,673,960

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000. The Company's insurance subsidiaries paid extraordinary dividends, which were approved by the Mississippi Insurance Department, of $9,500,000 in 2017 in addition to regular dividends.

Note 13. Statutory Financial Information of Insurance Subsidiaries (Continued)

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries' regulatory agency. At December 31, 2017 and 2016, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company's capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company's risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company's risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2017 and 2016 (latest information available), the Company's insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2017	**AFLIC**	**AFIC**
Total adjusted capital	$ 11,667,125	$ 13,140,267
Authorized control level risk-based capital	769,363	2,491,828
Ratio of adjusted capital to risk based capital	15.2:1	5.3:1

December 31, 2016	**AFLIC**	**AFIC**
Total adjusted capital	$ 11,901,162	$ 20,873,275
Authorized control level risk-based capital	776,692	2,354,027
Ratio of adjusted capital to risk based capital	15.3:1	8.9:1

Note 14. Leases

The Company leases office facilities under non-cancellable operating leases. Rental expense approximated $2,780,000 and $2,655,000 for the years ended December 31, 2017 and 2016, respectively. Future minimum lease payments at December 31, 2017 are as follows:

Fiscal Year 2018	$ 2,261,510
Fiscal Year 2019	1,639,109
Fiscal Year 2020	1,163,340
Fiscal Year 2021	552,760
Fiscal Year 2022	153,487
Thereafter	20,350
	$ 5,790,556

Note 15. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company's customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri.

At December 31, 2017 and 2016, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $4,350,000 and $7,351,000, respectively. The Company periodically assesses the financial condition of the financial institutions in which it conducts transactions and believes the risk of any loss is minimal.

Note 16. Fair Value Measurements

The fair value measurements by input level at December 31, 2017 and 2016 for assets and liabilities measured at fair value on a recurring basis follow:

December 31, 2017	Total	Level 1	Level 2	Level 3
Trading securities - equity mutual funds	$ 1,930,958	$ 1,930,958	$ -	$ -
Available-for-sale securities:				
U.S. Government agencies and corporations	9,617,272	9,617,272	-	-
Obligations of states and political subdivisions	30,145,954	-	30,145,954	-
Corporate securities	18,978,637	-	18,978,637	-
Residential mortgage-backed securities	2,795	-	2,795	-
Commercial mortgage-backed securities	722,114	-	722,114	-
	$ 61,397,730	$ 11,548,230	$ 49,849,500	$ -
December 31, 2016				
Trading securities - equity mutual funds	$ 1,659,620	$ 1,659,620	$ -	$ -
Available-for-sale securities:				
U.S. Government agencies and corporations	8,725,841	8,725,841	-	-
Obligations of states and political subdivisions	34,270,305	-	34,270,305	-
Corporate securities	20,487,544	-	20,487,544	-
Residential mortgage-backed securities	8,075	-	8,075	-
Commercial mortgage-backed securities	738,390	-	738,390	-
	$ 65,889,775	$ 10,385,461	$ 55,504,314	$ -

Note 16. Fair Value Measurements (Continued)

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). In addition to the assets and liabilities measured at fair value at date of acquisition (see Note 2), assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2017 and 2016, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2017 and 2016 were not material.

Note 17. Disclosures About Fair Value of Financial Instruments

The carrying values and approximate fair values of the Company's financial instruments were as follows:

	2017		2016	
December 31,	**Carrying Value**	**Fair Value**	**Carrying Value**	**Fair Value**
Financial Assets:				
Cash and cash equivalents	$ 12,427,931	$ 12,427,931	$ 8,145,628	$ 8,145,628
Trading securities	1,930,958	1,930,958	1,659,620	1,659,620
Investment securities available for sale	59,466,772	59,466,772	64,230,155	64,230,155
Finance receivables - net	487,237,396	453,109,406	472,839,288	442,016,640
Financial Liabilities:				
Notes payable	342,654,765	342,654,765	323,584,995	323,584,995
Subordinated notes payable to members	323,245,579	323,245,579	322,542,697	322,542,697

Certain financial instruments are not carried at fair value in the accompanying consolidated balance sheets, including receivables, payables and accrued liabilities. The carrying amount of financial instruments not carried at fair value is a reasonable estimate of their fair value because of the generally short periods of time in which these related assets or liabilities are expected to be realized or liquidated, and because they do not present unanticipated credit concerns.

The estimated fair values are significantly affected by assumptions used, principally the timing of future cash flows, the discount rate, judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument. Potential tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.

Note 18. Contingencies

As of December 31, 2017, the Company is involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, and based on its experience with lawsuits alleging similar claims and except for the two suits described below, management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements.

The Company has been named defendant in one legal action, in which the Company has accrued $320,000 at December 31, 2017 for contingent liabilities as a result of on-going negotiations related to potential settlements in the specific matter.

Note 19. Subsequent Event

On March 9, 2018, the Company acquired 100% of the equity interests of Harrison Finance LLC (“HF”), a finance company operating in the Gulf Coastal region including the states of Alabama, Florida, Louisiana and Mississippi, for approximately $79,000,000 in cash. Concurrent with the acquisition of HF, the Company sold the loans made and serviced by HF’s Florida locations for approximately $14,000,000 to a third party finance company. Management has not completed the allocation of the acquisition-related consideration to the estimated fair values of the assets acquired and liabilities assumed.

Also on March 9, 2018, in connection with the acquisition of HF, the Company amended its revolving loan agreement which increased its total credit facility to $475,000,000 and extended its termination date from July 19, 2020 to March 9, 2021. The Company issued an additional $21,000,000 in subordinated term loan notes on March 9, 2018 under the same terms as those outstanding at December 31, 2017 as partial funding of the acquisition of HF. Borrowings from the revolving loan agreement provided the remainder of the funding.